NEWS

Cooper Tire & Rubber Company Reports Fourth Quarter and Full-Year 2013 Results

-	Second best full-year operating profit in Cooper’s 100-year history, excluding the divested automotive group. Fourth quarter operating profit of $47 million or 5.5% of net sales, and full-year operating profit of $241 million, or 7% of net sales
-	Fourth quarter net sales of $861 million and full-year net sales of $3.4 billion
-	Fourth quarter net income of $0.31 per share attributable to Cooper Tire & Rubber Company
-	Full-year net income of $1.73 per share attributable to Cooper Tire & Rubber Company

FINDLAY, Ohio, Mar. 14, 2014 – Cooper Tire & Rubber Company (NYSE: CTB) today reported results for the fourth quarter and full year 2013. Fourth quarter net sales were $861 million, a decrease of $201 million, or 19%, compared with the same period a year ago. Operating profit for the fourth quarter was $47 million, which is $77 million lower than fourth quarter 2012 and 5.5% of net sales. The company reported net income attributable to Cooper Tire & Rubber Company of $0.31 per share, or $20 million, in the fourth quarter. This compares with $73 million, or $1.15 per share, for the same period last year.

“Delivering operating profit of $241 million in 2013 and exiting the year with a strong balance sheet is a testament to the dedication and commitment of Cooper people worldwide and to the resilience of our business model,” said Cooper Chairman, Chief Executive Officer and President Roy Armes. “These results were achieved despite several unique challenges in 2013, the impact of which will diminish as we move forward in 2014. I am proud of our organization and confident in our strategic plan, which we believe will produce results that create value for our shareholders over the long term.”

Fourth quarter profits compared with the prior year included $27 million in unusual items related to the negative impacts of labor actions taken at the Cooper Chengshan (Shandong) Tire Company, Ltd. (CCT) joint venture. This figure included $25 million from lower volumes in the North America and International business segments and $2 million of manufacturing inefficiencies in the International business segment. Fourth quarter results also included $9 million of costs resulting from the now terminated merger agreement with Apollo Tyres. In addition to these unusual items, unfavorable price and mix reduced profits by $68 million and were only partially offset by $31 million of lower raw material costs. Manufacturing costs were unfavorable by $10 million, including $11 million of costs from production curtailments in North American plants. Lower volumes not related to CCT reduced profits by $8 million compared with the same period in 2012. Selling, general and administrative costs, excluding merger related expenses, were $14 million lower than the fourth quarter of 2012 reflecting lower incentive compensation expenses and lower stock-based liabilities.

The company ended the fourth quarter with $398 million in cash and cash equivalents, an increase of $46 million compared with the prior-year fourth quarter balance of $352 million.

For the year ended Dec. 31, 2013, the company reported net sales of $3.4 billion, a decrease of $0.8 billion, or 18%, from 2012. Operating profit for the full year 2013 was $241 million, or 7% of net sales. The company reported net income of $1.73 per share on a diluted basis for the full year.

A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

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Cooper Q4/Full-Year 2013 Results—2

North America Tire Operations

North America Tire Operations achieved net sales of $628 million during the fourth quarter, down 23% from fourth quarter 2012 net sales of $811 million. Lower sales resulted from lower unit volumes and unfavorable price and mix. Unit shipments for the North American segment decreased 13% compared with the prior-year fourth quarter. Cooper's total light vehicle tire shipments in the United States were down 10% during the quarter compared with Rubber Manufacturers Association (RMA) member shipments and total industry shipments—which include estimates for non-RMA members—that increased 2% as reported by the RMA.

Operating profit for the North American segment was $35 million for the fourth quarter, or 5.5% of net sales. This is a decrease of $68 million compared with fourth quarter 2012. Lower volumes caused by the issues at CCT contributed $13 million to this profit reduction. In addition, unfavorable price and mix of $47 million was partially offset by $12 million in lower raw material costs. Lower volume not attributable to issues at CCT reduced profit by $9 million. Manufacturing costs were $8 million higher, which is more than explained by $11 million of production curtailment effects. All other costs were $3 million higher, reflecting increased distribution costs driven by carrying higher inventories, and shipping inefficiencies related to the short-term effect of ERP system deployments in U.S. operations.

For the year ended Dec. 31, 2013, the North American segment reported net sales of $2.5 billion, $0.6 billion lower than the prior year. Operating profit was $204 million for the year, compared with $296 million in 2012.

International Tire Operations

The company's International Tire Operations reported fourth quarter net sales of $283 million, a decrease of $59 million, or 17%, compared with the same period a year ago. The decrease reflects lower unit volumes of $36 million and unfavorable pricing and mix of $31 million, which were partially offset by $8 million of favorable currency effects. Sales volumes in Asia decreased 13%, while European sales volumes decreased 19%. Lower sales in Asia were driven by the issues at CCT as well as reduced passenger tire exports, including intercompany shipments. Lower European sales volumes reflect continued challenging market conditions, which negatively impacted performance.

The International segment achieved fourth quarter operating profit of $22 million, or 7.7% of net sales, compared with $32 million, or 9.4% of net sales, for the same period a year ago. Profits decreased $10 million, which was more than explained by the issues at CCT, including $12 million from lower volume and $2 million from manufacturing inefficiencies. In addition to these impacts, raw materials costs were lower by $22 million, which was completely offset by unfavorable pricing and mix of $22 million. All other costs and currency effects were $4 million lower in the fourth quarter of 2013 compared with the same period in 2012.

For the year ended Dec. 31, 2013, the International segment reported net sales of $1.2 billion, a decrease of $0.3 billion from the prior year. Operating profit was $84 million for the year compared with $144 million for 2012.

Outlook

Raw material prices decreased by 8% compared with the fourth quarter of 2012 and 1% from the third quarter to the fourth quarter of 2013. Management anticipates first quarter 2014 raw material prices will be approximately 3% lower than the fourth quarter of 2013. The long-term raw material outlook is for prices to generally trend higher with periods of volatility. Capital expenditures for 2014 are expected to be between $165 million and $175 million.

“We look forward to moving ahead in 2014,” Armes said. “With the merger agreement terminated, operations at CCT returning to normal, and our ERP deployments in the U.S. nearing completion, the challenges of 2013 are largely behind us. Overall, we believe Cooper will begin to recover unit volumes this year and grow volumes at a rate equal to or higher than the industry in key markets. This will allow us to continue to effectively leverage our flexible global manufacturing and distribution footprint to deliver on our strategic plan objectives, which focus on driving stockholder value as a top priority.”

Fourth Quarter 2013 Conference Call Today at 11 a.m. EDT

Management will discuss the financial and operating results for the fourth quarter and full year 2013 on a conference call for analysts and investors today at 11 a.m. EDT. A live webcast of the call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://www.media-server.com/m/p/gjbhdo3i. Within two hours following the conference call, the webcast will be archived and available for 30 days at these websites.

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Cooper Q4/Full-Year 2013 Results—3

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the Apollo merger as well as products liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company;
•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements; the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the Company, its joint ventures, including CCT, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	the ability to sustain operations at CCT, including obtaining financial and other operational data of CCT;
•	changes in the Company’s relationship with its joint-venture partners, or changes in the ownership structure of its joint ventures, including changes resulting from the previously announced agreement between the Company and the CCT joint-venture partner;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights;
•	inability to use deferred tax assets; and
•	the ultimate outcome of legal actions brought by the Company against wholly-owned subsidiaries of Apollo Tyres Ltd.

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Cooper Q4/Full-Year 2013 Results—4

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2012	2013	2012	2013
	(Unaudited)

Net sales	$1,062,470	$861,007	$4,200,836	$3,439,233
Cost of products sold	870,693	750,298	3,546,568	2,923,042
Gross profit	191,777	110,709	654,268	516,191

Selling, general and administrative	67,542	63,733	257,306	275,477
Operating profit	124,235	46,976	396,962	240,714

Interest expense	5,573	6,890	29,546	27,906
Interest income	646	103	2,560	810
Other income (expense)	(1,859)	(60)	(1,526)	(647)
Income before income taxes	117,449	40,129	368,450	212,971

Income tax expense	34,374	14,302	116,024	79,406

Net income	83,075	25,827	252,426	133,565

Net income attributable to noncontrolling shareholders' interests	10,131	6,212	32,055	22,552

Net income attributable to Cooper Tire & Rubber Company	$72,944	$19,615	$220,371	$111,013

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.16	$0.31	$3.52	$1.75

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.15	$0.31	$3.49	$1.73

Weighted average shares outstanding (000s):
Basic	63,029	63,372	62,561	63,327
Diluted	63,764	64,294	63,224	64,282
Depreciation and amortization	$32,722	$35,529	$128,916	$134,751
Capital expenditures	$63,859	$45,036	$187,336	$180,448

Segment information
Net sales
North American Tire	$810,995	$628,082	$3,095,558	$2,486,586
International Tire	341,645	282,778	1,575,998	1,241,529
Eliminations	(90,170)	(49,853)	(470,720)	(288,882)

Segment profit (loss)
North American Tire	$103,183	$34,858	$295,900	$204,239
International Tire	32,208	21,668	143,589	83,990
Eliminations	1,355	471	(5,654)	3,371
Unallocated corporate charges	(12,511)	(10,021)	(36,873)	(50,886)

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	December 31
	2012	2013

Assets
Current assets:
Cash and cash equivalents	$351,817	$397,731
Notes receivable	47,646	86,965
Accounts receivable	415,460	360,405
Inventories	561,868	517,175
Other current assets	72,904	92,514
Total current assets	1,449,695	1,454,790

Net property, plant and equipment	929,255	974,269
Goodwill	18,851	18,851
Restricted cash	7,741	2,759
Deferred income tax assets	228,849	111,644
Intangibles and other assets	166,769	175,834
	$2,801,160	$2,738,147

Liabilities and Equity
Current liabilities:
Notes payable	$32,836	$22,105
Trade payables and accrued liabilities	601,689	513,512
Income taxes	18,297	11,098
Current portion of long-term debt	2,319	17,868
Total current liabilities	655,141	564,583

Long-term debt	336,142	320,959
Postretirement benefits other than pensions	291,546	238,653
Pension benefits	432,922	291,808
Other long-term liabilities	168,967	157,918
Deferred income tax liabilities	8,026	6,601
Equity	908,416	1,157,625
	$2,801,160	$2,738,147